                                                                                                        D R A F T

                                               Rosebud Energy Corp.
                                                  Balance Sheet
                                                  As of 12/31/00

CURRENT CASH ASSETS:
Rosebud Fee Acct. - US Bank                                      $           660.86
Rosebud Operating Acct. - US Bank                                         82,850.18
Rosebud Legal Fee Acct. - US Bank                                         15,344.29
                                                                 --------------------

TOTAL CURRENT ASSETS                                                                     $        98,855.33

PROPERTY, PLANT AND EQUIPMENT:
Land                                                                       1,000.00
Office Furniture and Fixtures                                              9,610.58
Computer Equipment and Software                                           10,424.94
Accum. Deprec. - Office Equip.                                            (2,177.07)
Accum. Deprec. - Office F and F                                           (5,604.83)
Accum. Deprec. - Computer Equip.                                          (4,498.47)
                                                                 --------------------

TOTAL PROPERTY, PLANT AND EQUIPMENT                                                      $         8,755.15

OTHER ASSETS:
Other Receivable - RDO                                                   455,959.39
Other Investments                                                     (9,265,143.76)
                                                                 --------------------
TOTAL OTHER ASSETS                                                                       $    (8,809,184.37)
                                                                                         --------------------

TOTAL ASSETS                                                                             $    (8,701,573.89)
                                                                                         ====================

                                                                                                      D R A F T

                                               Rosebud Energy Corp.
                                                  Balance Sheet
                                                  As of 12/31/00


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts Payable                                                 $         4,263.69
Other Payable                                                            611,307.76
                                                                 --------------------

TOTAL CURRENT LIABILITIES                                                                $       615,571.45
                                                                                         --------------------

TOTAL LIABILITIES                                                                        $       615,571.45

SHAREHOLDERS' EQUITY:
Shareholders' Equity                                             $    (4,640,852.96)
Retained Earnings                                                     (4,122,408.34)
YTD Net Income                                                          (553,884.04)

                                                                 --------------------

TOTAL SHAREHOLDERS' EQUITY                                                               $    (9,317,145.34)
                                                                                         --------------------

TOTAL LIABILITIES/SHAREHOLDERS' EQUITY                                                   $    (8,701,573.89)
                                                                                         ====================

                                                                                                      D R A F T

                                              Rosebud Energy Corp.
                                             STATEMENT OF OPERATIONS
                                          For the Period Ended 12/31/00


REVENUES:
Professional Fees                                                                        $       437,349.25
Interest Income                                                                                      113.66
TOTAL REVENUES                                                                           $       437,462.91

OPERATING EXPENSES:
Accounting and Auditing Fees                                                                       2,210.00
Legal Fees                                                                                        20,109.29
Consulting Fees                                                                                      141.46
Travel Expenses                                                                                   15,977.78
Relocation Expenses                                                                                5,634.56
Business Meals and Entertainment                                                                   1,756.75
Telephone Expense                                                                                  8,693.25
Fees and Licenses                                                                                     30.00
Rent Expense                                                                                      28,226.03
Employee Benefits                                                                                 52,283.17
Employee Relations                                                                                 1,522.09
Payroll and Payroll Tax Expense                                                                  286,901.08
Office Supplies                                                                                    5,537.57
Outside Services - Administrative                                                                  4,175.53
Outside Services - Finance                                                                       749,488.12
Postage and Freight                                                                                2,915.81
Insurance                                                                                          3,699.50
Community Relations                                                                                  460.00
Continuing Education                                                                               2,828.49
Dues and Publications                                                                              6,967.51
Miscellaneous                                                                                     16,801.40
Depreciation                                                                                       2,819.36
                                                                                         --------------------

TOTAL OPERATING EXPENSES                                                                 $     1,219,178.75
                                                                                         --------------------

TOTAL OPERATING INCOME                                                                          (781,715.84)
Gain - Other Invest. - CELP                                                                      227,831.80
                                                                                         --------------------

NET INCOME                                                                               $      (553,884.04)
                                                                                         ====================

Colstrip Energy Limited Partnership                                                                   D R A F T
Balance Sheets
-------------------------------------------------------------------------------------------------------------------

                                                                                           December 31,
                                                                                      2000              1999

Assets
   Current assets
     Designated and restricted cash and equivalents                                 $ 4,237,626       $ 3,269,186
     Liquid investments                                                                 605,303         1,538,248
     Receivable from Montana Power Company                                            1,897,919         1,825,843
     Special reserve account investments                                                481,052           527,533
     Prepaid expenses                                                                    88,530           118,488
     Other                                                                              123,218           128,768
                                                                                    -----------       -----------

              Total current assets                                                    7,433,648         7,408,066

     Property, plant and equipment, net                                              68,269,282        70,151,355
     Bond reserve fund investments                                                    6,106,391         6,017,376
     Deferred charges                                                                 2,110,642         2,456,492
     Limestone inventory                                                                541,296           568,662
                                                                                    -----------       -----------

              Total assets                                                          $84,461,259       $86,601,951
                                                                                    -----------       -----------

Liabilities and Partners' Capital
   Current liabilities
     Current portion of term notes payable                                          $ 1,200,000       $ 2,640,000
     Current portion of bond payable                                                  1,700,000            -

     Accounts payable and accrued expenses                                            1,054,285         1,347,568
     Accrued interest                                                                   227,468           169,980
                                                                                    -----------       -----------

              Total current liabilities                                               4,181,753         4,157,548

   Bonds payable                                                                     59,100,000        60,800,000
   Term notes payable                                                                 1,560,000         2,760,000
                                                                                    -----------       -----------

              Total liabilities                                                      64,841,753        67,717,548

   Commitments (Note 11) and contingencies (Note 13)

   Partners' capital                                                                 19,619,506        18,884,403

              Total liabilities and partners' capital                               $84,461,259       $86,601,951
                                                                                    -----------       -----------

                    The accompanying notes are an integral part of the financial statements.

Colstrip Energy Limited Partnership                                                                     D R A F T
Statement of Operations
-----------------------------------------------------------------------------------------------------------------

                                                                                           December 31,
                                                                                      2000              1999
Revenues
     Energy                                                                         $17,294,258       $16,763,672
     Capacity                                                                         3,477,905         3,295,628
     Interest income                                                                    581,996           494,618
     Other                                                                                1,371           507,115
                                                                                    -----------       -----------

                                                                                    $21,355,530       $21,061,033
                                                                                    -----------       -----------
Raw materials
     Coal                                                                             2,250,862         2,284,259
     Coal transport                                                                     721,875           743,034
     Coal royalty                                                                       393,983           371,898
     Limestone processing charge                                                        112,005           116,471
     Limestone transport                                                                481,795           452,304
     Limestone usage                                                                     27,485            29,561
     Fuel oil                                                                            72,672            25,970

Operating expenses
     Operations and maintenance (O & M) contract labor                                2,298,381         2,290,447
     O & M nonlabor                                                                     946,902           933,926
     Professional fees                                                                1,326,149         1,102,940
     Property, license and other taxes                                                  267,602           409,807
     Insurance                                                                          130,243           132,012
     Management fee to operator                                                         223,609           231,185
     Other                                                                              308,737           246,110
                                                                                    -----------       -----------

                                                                                      9,562,300         9,369,924
                                                                                    -----------       -----------

Operating revenues available for debt service
   and other expenses                                                                11,793,230        11,691,109

Debt service expenses
     Interest                                                                         2,690,773         2,378,159
     Loan fees                                                                          932,383           952,989

Expenses subordinate to debt service:
   Bonus to operator                                                                    115,505           188,625

Depreciation and amortization                                                         2,358,774         2,348,196
                                                                                    -----------       -----------

     Total debt service and other expenses                                            6,097,435         5,867,969
                                                                                    -----------       -----------

     Net income                                                                     $ 5,695,795       $ 5,823,140
                                                                                    -----------       -----------


                     The accompanying notes are an integral part of the financial statements.

Colstrip Energy Limited Partnership                                                                     D R A F T
Statements of Comprehensive Income
-----------------------------------------------------------------------------------------------------------------

                                                                                           December 31,
                                                                                      2000              1999
Net income                                                                          $ 5,695,795       $ 5,823,140

Unrealized holding loss arising during period                                                 -           (12,283)
                                                                                    -----------       -----------

Comprehensive income                                                                $ 5,695,795       $ 5,810,857
                                                                                    -----------       -----------


                     The accompanying notes are an integral part of the financial statements.

Colstrip Energy Limited Partnership                                                                     D R A F T
Statements of Partners' Capital
-----------------------------------------------------------------------------------------------------------------

                                                               General            Limited
                                                               Partner            Partners            Total

Balance at January 1, 1999                                 $ (5,682,221)        $ 24,792,845          $ 19,110,624

Net income                                                      232,926            5,590,214             5,823,140
Capital withdrawn                                            (2,189,863)          (3,859,498)           (6,049,361)
                                                           ------------         ------------          ------------

Balance at December 31, 1999                                 (7,639,158)          26,523,561            18,884,403
                                                           ------------         ------------          ------------

Net income                                                      227,832            5,467,963             5,695,795
Capital withdrawn                                            (1,853,816)          (3,106,876)           (4,960,692)
                                                           ------------         ------------          ------------

Balance at December 31, 2000                               $ (9,265,142)        $ 28,884,648          $ 19,619,506
                                                           ------------         ------------          ------------



                     The accompanying notes are an integral part of the financial statements.

Colstrip Energy Limited Partnership                                                                      D R A F T
Statements of Cash Flows
-------------------------------------------------------------------------------------------------------------------

                                                                                           December 31,
                                                                                      2000              1999

Cash flows from operating activities
   Net income                                                                       $ 5,695,795       $ 5,823,140
   Adjustments to reconcile net income to net cash
     provided by operating activities
       Depreciation and amortization                                                  2,358,774         2,348,196
       Amortization of investment discount                                             (467,745)         (355,426)
       Effect of changes in assets and liabilities
         Receivable from Montana Power Company                                          (72,076)          (88,769)
         Prepaid expenses and other assets                                               69,571             4,292
         Inventory                                                                       (6,697)           29,561
         Accounts payable and accrued expenses                                         (293,283)          226,615
         Accrued interest                                                                57,488            (8,173)
                                                                                    -----------       -----------

             Net cash provided by operating activities                                7,341,827         7,979,436
                                                                                    -----------       -----------

Cash flows from investing activities
   Proceeds from maturities of available-for-sale investment
     securities                                                                      22,408,657        36,893,077
   Purchase of available-for-sale investment securities                             (21,050,502)      (36,153,228)
   Expenditures for property, plant and equipment                                      (130,850)         (204,354)
                                                                                    -----------       -----------

             Net cash provided by investing activities                                1,227,305           535,495
                                                                                    -----------       -----------

Cash flows from financing activities
   Partner capital withdrawn                                                         (4,960,692)       (6,049,361)
   Principal payments on term notes                                                  (2,640,000)       (2,280,000)
                                                                                    -----------       -----------

             Net cash used for financing activities                                  (7,600,692)       (8,329,361)
                                                                                    -----------       -----------

Net increase in designated and restricted
   cash and equivalents                                                                 968,440           185,570

Designated and restricted cash and equivalents, beginning of year                     3,269,186         3,083,616
                                                                                    -----------       -----------

Designated and restricted cash and equivalents, end of year                         $ 4,237,626       $ 3,269,186
                                                                                    -----------       -----------

Interest paid                                                                         2,633,285         2,386,332



                     The accompanying notes are an integral part of the financial statements.

Colstrip Energy Limited Partnership                                    D R A F T
Notes to Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

1.   Organization and Operation

     Colstrip Energy Limited Partnership (the Partnership) owns and operates a 35-megawatt electric generation facility (the Project) near Colstrip, Montana. Commercial operations of the Project commenced on May 3, 1990.

     At December 31, 2000, the Partnership consisted of Rosebud Energy Corp. (Rosebud), the general partner, and two limited partners: Harrier Power Corporation and Spruce Limited Partnership. The general partner of Spruce Limited Partnership is Spruce Power Corporation (which PG&E Generating Company purchased from Bechtel Enterprises, Inc. effective September 19, 1997 and is now indirectly wholly-owned by U.S. Generating Company, LLC) and the limited partner is Pitney Bowes Credit Corp. In January 2000 Enron Bighorn Acquisition Group purchased the stock of Harrier Power Corporation's stock which had previously been owned by PG&E Generating Company. The original life of the Partnership is 40 years expiring in 2028.

     The Project is a Federal Energy Regulatory Commission (FERC) certified Small Power Production Facility consisting of a circulating fluidized bed combustion boiler, an extraction/condensing steam turbine generator unit and related auxiliary equipment. The unit is fired by waste coal in the form of sub-bituminous coal refuse. Montana Power Company (MPC) has contracted to purchase all of the electricity to be generated by the Project through June 2025.

2.   Summary of significant accounting policies

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Inventory - Inventory consists of limestone to be used in the power generation process and is stated at cost.

     Investments - The Partnership classifies liquid investments, special reserve account investments and bond reserve fund investments as available-for-sale securities which are stated at estimated fair value.

     Property, Plant and Equipment - Property, plant and equipment is stated at historical cost net of accumulated depreciation. When property, plant and equipment is disposed of, the asset cost and related accumulated depreciation are removed from the Partnership's books and the net gain or loss is included in operations. Depreciation is provided using the straight-line method over estimated useful lives of fifty years for plant and systems, seven years for heavy operating equipment, five to seven years for periodic scheduled overhaul costs, and five years for land improvements, furniture, computer equipment, small tools and vehicles.

     The Partnership reviews the carrying value of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. No assets are considered impaired as of December 31, 2000 or 1999.

Colstrip Energy Limited Partnership                                    D R A F T
Notes to Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

     Deferred Charges - Costs of issuing bonds and notes are amortized using the effective interest rate method over the term of the related financing.

     Income Taxes - The Partnership is subject to the partnership provisions of the Internal Revenue Code and, accordingly, incurs no federal or state income taxes. Individual partners report their respective share of the Partnership's taxable income, loss, deductions and credits.

     Financial Instruments - Designated and restricted cash equivalents include highly liquid investments with original maturities of three months or less, readily convertible to known amounts of cash. The amounts reported as restricted and designated cash and equivalents, receivables, other assets, accounts payable and accrued expenses are considered to be reasonable approximations of their fair values. Bonds payable and term notes payable carrying values are considered to be a reasonable approximation of their fair values as these financial instruments bear variable interest rates. The fair value estimates presented herein were based on market information available to management as of December 31, 2000 and 1999. The use of different market assumptions and estimation methodologies could have a material effect on the estimated fair value amounts. The reported fair values do not take into consideration other expenses that would be incurred in an actual settlement.

     Revenue Recognition - MPC has contracted to purchase all of the electricity to be generated by the Project through June 2025. Revenue is recorded based on power generation at rates established by the Power Purchase Agreement ("PPA").

3.   Comprehensive income

     The only component of accumulative other comprehensive income is unrealized holding gains and losses on available-for-sale securities, changes for which have been displayed in the Statements of Comprehensive Income.

4.   Designated and restricted cash and equivalents

     Partnership revenues are deposited with an agent bank for disbursement in accordance with the terms of the partnership and credit agreements. Designated and restricted funds were as follows:

                                                                              2000                      1999

    Designated cash and equivalents
        Cash available for operations
          First Interstate O&M nonlabor                                   $        192,667        $        104,931
          US Bank accounts                                                       3,326,830               2,513,614
                                                                       -------------------     -------------------
                                                                                 3,519,497               2,618,545
                                                                       -------------------     -------------------
    Restricted cash and equivalents
        Credit Suisse revenue holdings account                                       3,624                   2,312
        Credit Suisse debt service account                                         302,791                 206,483
        Liquid investments                                                              27                       -
        Credit Suisse maintenance reserve account                                  306,730                 315,725
        Credit Suisse O&M bonus and sub fee account                                 26,705                 125,321
        Credit Suisse special reserve account                                       78,252                     800
                                                                       -------------------     -------------------
                                                                                   718,129                 650,641
                                                                       -------------------     -------------------

           Total designated and restricted cash and equivalents           $      4,237,626        $      3,269,186
                                                                       -------------------     -------------------

Colstrip Energy Limited Partnership                                    D R A F T
Notes to Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

5.   Available-for-sale securities

     The following is a summary of the Partnership's available-for-sale securities by contractual maturities:

                                                       Maturity     Amortized          Gross             Fair Value
                                                         Year       Cost               Unrealized
                                                                                       Gain

    December 31, 2000
        Liquid investments
             Federal Discount Notes                      2001       $   605,303        $         -       $   605,303
        Special reserve account investments
             Federal Discount Notes                      2001       $   481,052        $         -       $   481,052
        Bond reserve fund investments
             Federal Discount Notes                      2001       $ 6,106,391        $         -       $ 6,106,391

    December 31, 1999
        Liquid investments
              Federal Discount Notes                     2000       $ 1,538,248        $         -       $ 1,538,248
        Special reserve account investments
              U.S. Treasury Bills                        2000       $   527,533        $         -       $   527,533
        Bond reserve fund investments
              Federal Discount Notes                     2000       $ 6,017,376        $         -       $ 6,017,376

6.   Property, plant and equipment

     Property, plant and equipment was as follows:

                                                                                             December 31,
                                                                                    2000                     1999

    Land improvements                                                           $          80,674       $           80,674
    Land                                                                                  496,240                  496,240
    Plant, equipment and systems                                                       86,680,184               86,567,277
    Heavy operating equipment                                                           1,245,098                1,245,098
    Small tools and equipment                                                             158,360                  158,360
    Office furniture and equipment                                                        202,554                  184,611
    Vehicles                                                                               85,095                   85,095
                                                                            ---------------------  -----------------------

        Property, plant and equipment, at cost                                         88,948,205               88,817,355

        Less accumulated depreciation                                                 (20,678,923)             (18,666,000)
                                                                            ---------------------  -----------------------

        Property, plant and equipment, net                                      $      68,269,282       $       70,151,355
                                                                            ---------------------  -----------------------

Colstrip Energy Limited Partnership                                    D R A F T
Notes to Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

     Depreciation of property, plant and equipment was $2,012,924 for 2000 and $1,981,154 for 1999.

7.   Deferred charges

     Deferred charges, net of accumulated amortization, were as follows:

                                                                                             December 31,
                                                                                    2000                     1999

    Bond financing                                                              $       1,210,026       $        1,324,722
    Term notes financing                                                                  900,616                1,131,770
                                                                            ---------------------  -----------------------

                                                                                $       2,110,642       $        2,456,492
                                                                            ---------------------  -----------------------

8.   Bonds payable

     The 1989 Series tax-exempt bonds were issued in October 1989 in the amount of $60,800,000. The bonds bear interest at weekly, monthly, semiannual, annual or term rates set at the option of the Partnership or, upon termination of a letter of credit, at a fixed interest rate until maturity. The weighted average interest rate for the tax-exempt bonds was 3.91% and 3.24% for the year ending December 31, 2000 and 1999, respectively.

     The bonds mature in December 2015 and are subject to mandatory and optional redemption prior to maturity. Optional redemption, in whole or in part, may be made at the election of the Partnership at a redemption price of up to 102% of face value. The bonds are subject to mandatory redemption through a sinking fund requiring annual payments by the Partnership beginning in 2001. The bonds are payable from revenues of the Partnership or from a letter of credit.

     Scheduled annual bond sinking fund requirements are as follows:

     Year Ending                                              Amount Due
         2001                                                 $  1,700,000
         2002                                                    1,800,000
         2003                                                    2,000,000
         2004                                                    2,200,000
         2005                                                    2,400,000
     Thereafter                                                 30,600,000

     The remaining balance of bonds are payable upon maturity.

     The Partnership has aggregate letters of credit amounting to $63,200,000 collateralizing bond and bond interest payables (Note 9).

     The bond agreement covenants require the Partnership, among other requirements, to maintain specific insurance coverages.

Colstrip Energy Limited Partnership                                    D R A F T
Notes to Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

9.   Term notes payable

     The Partnership has a Credit and Reimbursement Agreement ("Credit Agreement") providing for a Letter of Credit ("LOC") for $60,800,000 for bond principle payments and $2,400,000 for bond interest payments, term loans of $12,000,000 and additional credit facilities in the form of revolving credit loans of $1,000,000 and capacity expansion loans of $2,000,000.

     The LOC for $60,800,000 to cover bond principle payments expires in June 2006. The LOC for $2,400,000 to cover bond interest payments expired in May 2000. Aggregate annual fees on the LOCs are approximately 1.17% through June 2001 and 1.29% thereafter. The Partnership paid LOC fees of $754, 048 and $772,532 in 2000 and 1999, respectively.

     Term notes payable bear interest from 1% to 1.25% above the London Interbank Offering Rate ("LIBOR"). The interest rate in effect at December 31, 2000 was 7.44% including the spread above LIBOR.

     The Partnership agreed to pay an annual commitment fee of 0.5% on the un-utilized commitments for the capacity expansion loans and the revolving credit loans plus certain other annual administrative fees which totaled $178,336 and $69,602 in 2000 and 1999, respectively.

     Scheduled principal payments for the term notes are as follows:

          2001                                                     1,200,000
          2002                                                     1,560,000
                                                        --------------------

                                                                $  2,760,000
                                                        --------------------


     Substantially all of the Partnership assets are pledged as collateral for the letter of credit and the term notes payable. The credit agreements provide for no other recourse by the lenders against the Partnership or any partner.

     The Credit Agreement covenants require the Partnership, among other requirements, to maintain specific debt service coverage ratios and insurance coverages. Term notes payables are subject to an acceleration clause upon default of the covenants.

10.  Related party transactions

     Rosebud and an affiliate provide management and administrative services; operation and maintenance services; and coal and limestone transportation services to the Partnership, and are reimbursed for expenses incurred on behalf of the Partnership. The operation and maintenances service agreement (O&M agreement) commenced on December 1, 2000 and runs through November 2005. The O&M agreement replaces the agreement held by Constellation Operating Services which was terminated by the Partnership effective December 1, 2000. The O&M agreement is renewable at the discretion of the partner for an additional 5-year period. Fees and reimbursable costs recorded by Rosebud and the affiliate during 2000 and 1999 were $1,397,347 and $1,217,233, respectively, of which $197,808 and $38,992 were payable at December 31, 2000 and 1999, respectively. The Partnership had receivables from Rosebud of $82,850 and $70,053 as of December 31, 2000 and 1999, respectively.

Colstrip Energy Limited Partnership                                    D R A F T
Notes to Financial Statements
December 31, 2000 and 1999
--------------------------------------------------------------------------------

     Pursuant to the Partnership Agreement, the general partner is entitled to receive an Incentive Operating Performance Distribution (IOPD) which is subordinated to certain other minimum cash distributions starting in 2003. The IOPD paid to the general partner was $810,520 and $903,366 in 2000 and 1999, respectively, and is reported as a withdrawal of partnership capital in each respective year. Undistributed IOPD at December 31, 2000 and 1999 was $187,272 and $194,941, respectively. IOPD amounts not distributed bear interest at prime plus 1%.

     Legal fees, including expenses incurred on behalf of the Partnership, in the amount of $412,040 and $412,362 were earned by the law firms of Owen H. Orndorff Law Offices and R. Lee Roberts in 2000 and 1999, respectively. Consulting fees, including expenses incurred on behalf of the Partnership, in the amount of $77,015 and $65,321 were earned by Jeffrey L. Smith in 2000 and 1999, respectively. Certain principals of these firms and Jeffrey
     L. Smith serve as officers and are shareholders of Rosebud. Amounts payable to these related parties total $38,972 and $33,276 at December 31, 2000 and 1999, respectively.

     During 2000, the Partnership sold 4,510 Mwh of excess power generation to Enron Corporation totaling $713,511. Enron Corporation is the parent company of Enron Bighorn Acquisition Group which owns the common stock of Harrier Power Corporation, a limited partner.

11.  Commitments

     The Partnership has entered into the following long-term operating commitments:

     o A cogeneration and long-term power purchase agreement with Montana Power Company to sell and deliver capacity and energy through June 2025. Charges include a fixed fee portion which escalates annually and a variable portion that is determined by the Montana Public Service Commission;

     o Refuse coal supply and backup coal supply agreements with Western Energy Company (WECo) to purchase all of the Partnership's coal requirements until 2025. Charges are modified in January and July of each year and are based on various complex indices;

     o A 1988 limestone supply agreement, amended in 1992, with Montana Limestone Company with an initial term ending in 2005, renewable for up to five additional five-year terms. A processing charge is paid by the Partnership in the amount of $3.00 per ton, increased by a 4% compounded annual escalation beginning January 1, 1993 ($4.10 per ton at December 31, 2000);

     o A 1991 limestone supply agreement with Montana Limestone Company with an initial term ending in 2021. A processing charge is paid by the Partnership in the amount of $3.00 per ton, increased by a 4% compounded annual escalation beginning September 1, 1990. The processing charge may be renegotiated in 2006. There was no limestone processed under this agreement through 2000;

Colstrip Energy Limited Partnership                                    D R A F T
Notes to Financial Statements
December 31, 2000 and 1999
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     o    A services agreement with Constellation Operating Services for operations and maintenance of the Facility until 2010, renewable for up to three five-year terms. The Partnership terminated the agreement November 30, 2000.

     o A coal transport agreement with WECo, whereby WECo leases trucks from the Partnership for coal delivery. The agreement provides for WECo to operate and maintain the trucks and deliver coal through 2023. The charges are based on WECo's costs incurred with an additional markup. Rosebud Operating Services, Inc. performs maintenance on the trucks.

12.  Concentrations of risk

     The Partnership sells substantially all its power generation to MPC. The Partnership does not require collateral on credit extended to MPC and does not anticipate credit losses related to the receivable at December 31, 2000.

     The Partnership's cash and investment balances held in financial institutions exceed federally insured amounts. The Partnership deposits cash in high-credit-quality financial institutions and limits the concentration of credit exposure by restricting investments with any single obligor.

13.  Contingencies

     The Partnership's 1989 series tax-exempt bonds are subject to Internal Revenue Code section 148 regarding arbitrage rebate requirements. The rebate was calculated based on earnings on non-purpose investments in excess of interest incurred on the tax-exempt bonds for the 5-year period ending October 2004. As of December 31, 2000 management believes that no rebate will be due for such period. Rebate amounts, if any, are due after each 5-year period the tax-exempt bonds are outstanding.

     In the 1997 legislation session, the State of Montana passed deregulating the electrical generation industry in Montana. MPC publicly announced its intention to sell its ownership interest in all power generating assets, including its power purchase contracts. In December 1999, MPC sold its ownership interest in its power generating assets to Pennsylvania Power & Light. There has not been any proposed sale of the Partnership's power purchase agreement in 2000. Any proposed sale of the Partnership's power purchase contract with MPC must have Partnership approval (which cannot be unreasonably withheld) and the Partnership cannot predict the impact, if any, that such a sale by MPC would have on the Partnership's financial position, results of operations or cash flows.